UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 4, 2004

Cole National Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12814	34-1453189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1925 Enterprise Parkway, Twinsburg, Ohio 44087

(Address of principal executive offices)

(330) 486-3100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.                                        Change in Control of the Registrant

On October 4, 2004, pursuant to an Agreement and Plan of Merger, dated as of January 23, 2004, by and among Luxottica Group S.p.A., an Italian corporation (“Luxottica”), Colorado Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Luxottica (“Colorado”) and Cole National Corporation (the “Company”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 2, 2004, as subsequently amended by Amendment No. 2 to Agreement and Plan of Merger, dated as of July 14, 2004 (together, the “Merger Agreement”), Colorado merged with and into the Company (the “Merger”).  As a result of the Merger, each share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the effective time of the Merger was converted into the right to receive $27.72 in cash (consisting of the sum of the base price of $27.50 and an additional amount equal to 4% per annum of such amount from July 22, 2004 through and including October 4, 2004), but without interest on such amount.  Following the Merger, the Company became an indirect wholly-owned subsidiary of Luxottica.

The aggregate merger consideration paid by Luxottica was approximately $498.688 million and was funded from cash on hand and borrowings under Luxottica’s two existing credit facilities with UniCredito.

In addition, as a result of the Merger, trading of the Company’s shares of common stock on the New York Stock Exchange ceased as of the conclusion of market trading hours on October 4, 2004 and the shares will no longer be registered under the Securities Exchange Act of 1934, as amended.

A copy of the joint press release issued by Luxottica and the Company is attached as Exhibit 99.1 hereto and is hereby incorporated herein by reference.

Item 9.01.                                          Exhibits

(c)                                  Exhibits.

99.1                            Press release dated October 5, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

COLE NATIONAL CORPORATION

	By:	/s/ Michael A. Boxer
		Name:	Michael A. Boxer
		Title:	Vice President and Secretary

Date: October 4, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 5, 2004.